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                                                                        Ex-99.13

                        CERTIFICATE OF SOLE SHAREHOLDER

Merrill Lynch Asset Management, Inc., the holder of 10,000 shares of beneficial interest, par value $0.10 per share, of Merrill Lynch Retirement Equity Fund, a Massachusetts business trust the "Fund"), does hereby confirm to the Fund its representation that it purchased such shares for investment purposes, with no present intention of redeeming or reselling any portion thereof, and does further agree that it it redeems any portion of such shares prior to the amortization of the Fund's pre-@ registration fees and organizational expenses, the proceeds thereof will be reduced by the proportionate amount that the total unamortized balance bears to the number of initial shares outstanding at the time of redemption.

                                MERRILL LYNCH ASSET MANAGEMENT, INC.,

                                By:

                                        ARTHUR ZEIKEL, PRESIDENT